UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

October 7, 2015

Date of Report (date of earliest event reported)

ASCENA RETAIL GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-11736	30-0641353
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

933 MacArthur Boulevard

Mahwah, New Jersey 07430

(Address of principal executive offices, including zip code)

(551) 777-6700

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 7, 2015, the Board of Directors (the “Board”) of Ascena Retail Group, Inc. (the “Company”) increased the size of the Board to seven directors pursuant to the Company’s by-laws and appointed Kay Krill to fill the resulting vacancy as a member of the class of directors whose terms of office expire at the Company’s 2016 Annual Meeting of Stockholders (the “2016 Class”), effective immediately. Following Ms. Krill’s appointment, the 2016 Class consists of two directors.

Ms. Krill has served as the Chief Executive Officer of ANN INC. (“ANN”), which was acquired by the Company on August 21, 2015 (the “Acquisition”), since 2005, and as President of ANN since 2004. As the President and Chief Executive Officer of ANN, Ms. Krill has been paid contractual compensation by ANN, which is now a wholly owned subsidiary of the Company, in an aggregate amount equal to approximately $2.6 million between February 1, 2015, the beginning of ANN’s fiscal year, through September 30, 2015, as well as health, medical and other benefits, in each case, in the ordinary course of business. Ms. Krill’s total compensation for ANN’s fiscal years ended January 31, 2015, February 1, 2014 and February 2, 2013 are set forth in ANN’s definitive proxy statement on Schedule 14A filed by ANN with the Securities and Exchange Commission (the “SEC”) on April 2, 2015, and amounts (i) paid to Ms. Krill in connection with the consummation of the Acquisition, and (ii) to which Ms. Krill would be entitled in connection with a qualifying termination of her employment with ANN are each described in the definitive proxy statement/prospectus filed by the Company with the SEC on July 20, 2015. In connection with Ms. Krill’s appointment to the Board, the Company has agreed to provide Ms. Krill with reasonable office space for as long as she serves as a director of the Company.

On October 7, 2015, the Company issued a press release announcing Ms. Krill’s appointment to the Board, a copy of which is attached hereto as Exhibit 99.1 and is incorporated by reference into this Item 5.02.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No	Description

99.1	Press Release dated October 7, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASCENA RETAIL GROUP, INC.

Date: October 8, 2015	By:	/s/ Ernest LaPorte
Name: Ernest LaPorte
Title: Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)

EXHIBIT INDEX

Exhibit No	Description

99.1	Press Release dated October 7, 2015.